EXHIBIT 16

May 11, 2020

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

We have read the statements made by Manhattan Scientifics, Inc. under Item 4.01 of its Form 8-K dated May 5, 2020. We agree with the statements concerning our Firm in such Form 8-K. We are not in a position to agree or disagree with other statements made in this Form 8-K.

Very truly yours,

/s/ Prager Metis CPA’s LLC